Exhibit 99.1
For immediate release
October 29, 2025

AtriCure Reports Third Quarter 2025 Financial Results; Raises Financial Outlook for 2025
•Worldwide revenue of $134.3 million – an increase of 15.8% year over year (15.1% constant currency)
•Net loss of $0.3 million – an improvement of $7.6 million year over year
•Adjusted EBITDA of $17.8 million – an increase of $9.9 million year over year
•Generated $30.1 million of cash in the third quarter and $25.1 million year to date
MASON, Ohio, October 29, 2025 – AtriCure, Inc. (Nasdaq: ATRC), a leading innovator in surgical treatments and therapies for atrial fibrillation (Afib), left atrial appendage (LAA) management and post-operative pain management, today announced third quarter 2025 financial results.

“Our third quarter results demonstrate strong execution and patient focus across the business. We are seeing continued positive traction with our most recent product launches, including our AtriClip platform and cryoSPHERE devices, coupled with durable momentum from expanding adoption of our EnCompass clamp,” said Michael Carrel, President and Chief Executive Officer at AtriCure. “As we invest in product innovation and clinical science to build catalysts for the future, we are determined to drive exceptional financial performance, underscored by continued growth and increasing profitability.”
Third Quarter 2025 Financial Results
Revenue for the third quarter 2025 was $134.3 million, an increase of 15.8% over third quarter 2024 revenue (15.1% on a constant currency basis), reflecting continued adoption of our products and therapies by physicians globally. U.S. revenue was $109.3 million, an increase of $13.9 million or 14.5%, compared to the third quarter 2024. U.S. revenue growth was driven by sales across key product lines, highlighted by the AtriClip® FLEX·Mini™ device for appendage management, the EnCompass® clamp for open ablation and the cryoSPHERE MAX™ probe for post-operative pain management. International revenue increased $4.5 million or 22.0% (17.9% on a constant currency basis) to $25.0 million, with broad growth across franchises and geographic regions.
Gross profit for the third quarter 2025 was $101.3 million compared to $86.8 million for the third quarter 2024. Gross margin was 75.5% for the third quarter 2025, an increase of 59 basis points from the third quarter 2024, reflecting favorable product mix. Income from operations for the third quarter 2025 was $0.2 million, compared to a loss from operations of $7.4 million for the third quarter 2024. Basic and diluted net loss per share was $0.01 for the third quarter 2025, compared to $0.17 for the third quarter 2024.
Adjusted EBITDA for the third quarter 2025 was $17.8 million, an increase of $9.9 million from the third quarter of 2024. Adjusted loss per share for the third quarter 2025 was $0.01, compared to $0.17 for the third quarter 2024.
Constant currency revenue, adjusted EBITDA and adjusted loss per share are non-GAAP financial measures. We discuss these non-GAAP financial measures and provide reconciliations to GAAP measures later in this release.
2025 Financial Guidance
Full year 2025 revenue is now projected to be approximately $532 million to $534 million, and management now expects full year 2025 Adjusted EBITDA of approximately $55 million to $57 million. Full year 2025 adjusted loss per share is expected to be in the range of $0.23 to $0.26. Additionally, management continues to expect cash flow generation for the full year 2025.
Conference Call
AtriCure will host a conference call at 4:30 p.m. Eastern Time on Wednesday, October 29, 2025 to discuss third quarter 2025 financial results. To access the webcast, please visit the Investors page of AtriCure’s corporate website at https://ir.atricure.com/events-and-presentations/events. Participants are encouraged to register more than 15 minutes before the webcast start time. A replay of the presentation will be available for 90 days following the presentation.

About AtriCure
AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 59 million people worldwide. Surgeons around the globe use AtriCure technologies for the treatment of Afib, reduction of Afib related complications, and post-operative pain management. AtriCure’s Isolator® Synergy™ Ablation System is the first medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip® Left Atrial Appendage Exclusion System products are the most widely sold LAA management devices worldwide. AtriCure’s Hybrid AF™ Therapy is a minimally invasive procedure that provides a lasting solution for long-standing persistent Afib patients. AtriCure’s cryoICE cryoSPHERE® and cryoXT® probes are cleared for temporary ablation of peripheral nerves to block pain, providing pain relief in cardiac, thoracic and amputation procedures. For more information, visit AtriCure.com or follow us on X @AtriCure.
Forward-Looking Statements
Except for historical information, certain statements in this press release are forward-looking in nature and are subject to risks, uncertainties and assumptions about us. Our business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements. These risks and uncertainties include, but are not limited to, the following: our estimate of the market for our products; the rate and degree of market acceptance of our products; negative clinical data; competition from existing and new products and procedures, including the development of drugs or catheter-based technologies; our reliance on independent distributors to sell our products; inventory-related charges; the timing of and ability to obtain and maintain regulatory clearances and approvals for our products; impacts of rising healthcare costs; our ability to comply with extensive FDA regulations; the timing of and ability to obtain third party payor reimbursement of procedures utilizing our products; unfavorable publicity; the potential impact of any acquisitions, mergers, dispositions, joint ventures or investments we may make; disruptions to our manufacturing operations; the impact of tariffs or other restrictive trade measures; our failure to properly manage growth; disruptions of critical information systems or material breaches in the security of our systems; our ability to manage our intellectual property rights to provide meaningful protection; fluctuation of quarterly financial results; fluctuations in foreign currency exchange rates; reliance on third party manufacturers and suppliers; and litigation, administrative or other proceedings. These risks and uncertainties, as well as others, are discussed in greater detail in our filings with the Securities and Exchange Commission ("SEC"), including our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 14, 2025, and our quarterly reports on Form 10-Q. There may be additional risks of which we are not presently aware or that we currently believe are immaterial which could have an adverse impact on our business. Any forward-looking statements are based on our current expectations, estimates and assumptions regarding future events and are applicable only as of the dates of such statements. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances that may change.
Use of Non-GAAP Financial Measures
To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, AtriCure provides certain non-GAAP financial measures in this release as supplemental financial metrics.
Revenue reported on a constant currency basis is a non-GAAP measure, calculated by applying previous period foreign currency exchange rates to each of the comparable periods. Management analyzes revenue on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on revenue, the Company believes that evaluating growth in revenue on a constant currency basis provides an additional and meaningful assessment of revenue to both management and investors.
Adjusted EBITDA is calculated as net loss before other income/expense (including interest), income tax expense, depreciation and amortization expense, share-based compensation expense, and non-recurring charges that are not reflective of the operational results of the Company’s core business and may affect comparability of results period-over-period. Non-recurring charges include acquisition costs, acquired-in-process research and development (IPR&D) and related milestone payments arising from asset acquisitions, legal settlement costs, impairment of intangible assets and change in fair value of contingent consideration liabilities.
Management believes in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing results of operations and management believes that the excluded items are typically not reflective of our ongoing core business operations and financial condition. Further, management uses adjusted EBITDA for both strategic and annual operating planning. A reconciliation of adjusted EBITDA reported in this release to the most comparable GAAP measure for the respective periods appears in the table captioned “Reconciliation of Non-GAAP Adjusted Income (Adjusted EBITDA)” later in this release.
Adjusted loss per share is a non-GAAP measure which calculates the net loss per share before non-cash adjustments in fair value of contingent consideration liabilities, acquired IPR&D and related milestone payments arising from asset acquisitions, legal settlement costs, impairment of intangible assets and debt extinguishment. A reconciliation of adjusted loss per share reported in this release to the most comparable GAAP measure for the respective periods appears in the table captioned “Reconciliation of Non-GAAP Adjusted Loss Per Share” later in this release.
The non-GAAP financial measures used by AtriCure may not be the same or calculated in the same manner as those used and calculated by other companies. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP. We urge investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financials measures included in this press release, and not to rely on any single financial measure to evaluate our business.
CONTACTS:
Angie Wirick
AtriCure, Inc.
Chief Financial Officer
(513) 755-5334
awirick@atricure.com
Marissa Bych
Gilmartin Group
Investor Relations
(415) 937-5402
marissa@gilmartinir.com

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
United States Revenue:
Open ablation	$35,592	$30,601	$105,368	$90,661
Minimally invasive ablation	7,428	11,117	23,747	35,263
Pain management	20,837	16,314	59,275	44,059
Appendage management	45,450	37,420	132,649	111,257
Total United States	109,307	95,452	321,039	281,240
International Revenue:
Open ablation	10,852	8,607	30,196	25,679
Minimally invasive ablation	1,862	1,681	6,247	5,559
Pain management	2,080	1,590	5,902	3,768
Appendage management	10,168	8,580	30,644	24,784
Total International	24,962	20,458	72,989	59,790
Total revenue	134,269	115,910	394,028	341,030
Cost of revenue	32,937	29,117	98,586	86,125
Gross profit	101,332	86,793	295,442	254,905
Operating expenses:
Research and development expenses	22,892	20,960	74,704	61,221
Selling, general and administrative expenses	78,232	73,238	232,676	219,174
Total operating expenses	101,124	94,198	307,380	280,395
Income (loss) from operations	208	(7,405)	(11,938)	(25,490)
Other expense, net	(294)	(126)	(585)	(2,882)
Loss before income tax expense	(86)	(7,531)	(12,523)	(28,372)
Income tax expense	181	322	681	758
Net loss	$(267)	$(7,853)	$(13,204)	$(29,130)
Basic and diluted net loss per share	$(0.01)	$(0.17)	$(0.28)	$(0.62)
Weighted average shares used in computing net loss per share:
Basic and diluted	47,920	47,105	47,680	46,912

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	September 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$147,865	$122,721
Accounts receivable, net	62,980	60,339
Inventories	78,951	75,335
Prepaid and other current assets	11,314	9,431
Total current assets	301,110	267,826
Property and equipment, net	39,551	41,659
Operating lease right-of-use assets	6,800	5,727
Goodwill and intangible assets, net	284,917	291,248
Other noncurrent assets	3,064	2,868
Total Assets	$635,442	$609,328
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$74,842	$70,619
Other current liabilities	2,998	2,805
Total current liabilities	77,840	73,424
Long-term debt	61,865	61,865
Finance and operating lease liabilities	11,867	11,860
Other noncurrent liabilities	7,363	1,210
Total Liabilities	158,935	148,359
Stockholders' Equity:
Common stock	50	49
Additional paid-in capital	890,843	863,710
Accumulated other comprehensive income (loss)	573	(1,035)
Accumulated deficit	(414,959)	(401,755)
Total Stockholders' Equity	476,507	460,969
Total Liabilities and Stockholders' Equity	$635,442	$609,328

ATRICURE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS
(In Thousands)
(Unaudited)
Reconciliation of Non-GAAP Adjusted Income (Adjusted EBITDA)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net loss, as reported	$(267)	$(7,853)	$(13,204)	$(29,130)
Income tax expense	181	322	681	758
Other expense, net	294	126	585	2,882
Depreciation and amortization expense	5,169	4,928	15,424	13,907
Share-based compensation expense	12,424	10,364	33,425	30,020
Acquired in-process research & development expense	—	—	5,000	—
Non-GAAP adjusted income (adjusted EBITDA)	$17,801	$7,887	$41,911	$18,437
Reconciliation of Non-GAAP Adjusted Loss Per Share

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net loss, as reported	$(267)	$(7,853)	$(13,204)	$(29,130)
Acquired in-process research & development expense	—	—	5,000	—
Loss on debt extinguishment	—	—	—	1,362
Non-GAAP adjusted net loss	$(267)	$(7,853)	$(8,204)	$(27,768)
Basic and diluted adjusted net loss per share	$(0.01)	$(0.17)	$(0.17)	$(0.59)
Weighted average shares used in computing adjusted net loss per share
Basic and diluted	47,920	47,105	47,680	46,912